Exhibit 10.16

PROMISSORY NOTE

Up to $4,000,000	December 18, 2002

FOR VALUE RECEIVED, the undersigned, SUNESIS PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to BIOGEN, INC., a Massachusetts corporation (the “Lender”), the aggregate principal sum of up to Four Million Dollars ($4,000,000) which shall be advanced by the Lender from time to time (each such advance a “Loan”) in accordance with Section 1 below.

1.             Advancement of Loans

In each of the ten (10) calendar quarters during the period beginning on January 1, 2003 and ending on June 30, 2005, Borrower shall have the right to request a Loan from the Lender of up to $400,000. Borrower may only make one such request in each calendar quarter. Borrower’s right to borrow $400,000 per calendar quarter is cumulative, and to the extent that Borrower makes no such request in any quarter or requests a Loan in an amount less than $400,000 in any quarter, the difference between the $400,000 quarterly borrowing limit and the amount actually borrowed in any such quarter will be carried over into subsequent quarters and Borrower shall have the right to borrow such amounts in any subsequent quarter. Upon any such request by Borrower, Lender shall within five (5) business days thereof advance such Loan to Borrower in lawful money of the United States of America, at the principal place of business of the Borrower or at such other place as the Borrower may designate from time to time in writing to the Lender. Borrower authorizes Lender to list on Schedule A hereto all Loans made by Lender hereunder, which notations shall, in the absence of manifest error, be conclusive; provided, however, that the failure to make a notation or the inaccuracy of the notation shall not limit or otherwise affect the obligations of the Borrower under this Note. Notwithstanding anything contained herein to the contrary, Borrower’s right to request any Loan hereunder shall cease immediately upon receipt of notice from Lender of any material breach by Borrower under that certain Research and Collaboration Agreement, dated December [  ], 2002 by and between the Lender and the Borrower (the “Collaboration Agreement”).

2.             Payments

(a)           Payments at Maturity of each Loan. The outstanding accrued and unpaid interest and principal balance of each Loan shall be due and payable in full on the date that is five (5) years from the date of advance of each such Loan (each a “Loan Maturity Date”). If a Loan Maturity Date shall fall on a Saturday or Sunday or a date that is not otherwise a day on which banking institutions are generally open for business in Massachusetts, such Loan Maturity Date shall be the next succeeding day on which banking institutions are generally open for business in Massachusetts. This Note may be prepaid at any time without the prior written consent of the Lender. Notwithstanding the foregoing, any amounts prepaid by Borrower shall not be again available for future advances.

(b)                               Method of Payment.  The Borrower shall pay the outstanding accrued and unpaid interest and principal balance of each Loan on the respective Loan Maturity Date in lawful money of the United States of America, at the principal place of business of the Lender or at such other place as the Lender may designate from time to time in writing to the Borrower.

3.             Interest

Interest shall accrue on the then outstanding principal balance of this Note at an interest rate per annum equal to three percent (3%) above LIBOR (as defined below). This interest rate shall be set for each Loan as of the date of advance of each such Loan, but shall be recalculated with respect to each outstanding Loan each January 1st prior to the Loan Maturity Date. All accrued interest then outstanding shall be payable in arrears on the first day of each quarter commencing on April 1, 2003, until the outstanding principal balance is paid in full, and if at any time the principal balance of this Note shall be prepaid in whole or in part, or shall otherwise be paid in full, then all accrued interest shall be payable at the time of such principal payment. “LIBOR” means the per annum rate for deposits in United States dollars for one month appearing on the Bloomberg British Bankers’ Association Official BBP LIBOR Fixings Page (as defined below) as of 11:00 a.m. London, England, time, rounded, if necessary, upward to the nearest one-hundredth of one percent (0.01%). “Official BBA LIBOR Fixings Page” means the display designated as page 1 of the “Official BBA LIBOR Fixings” on the Bloomberg Financial Markets Commodities News Service (or such other page as may replace the Official BBA LIBOR Fixings Page on that service, or a comparable service as agreed to by Lender and Borrower, for the purpose of displaying London interbank offered rates of major banks).

4.             Subordination

This Note shall be subordinated to (i) all secured debt and liabilities of the Borrower existing as of the date hereof or incurred hereafter and (ii) all liabilities of the Borrower to institutional or commercial lenders and equipment lessors existing as of the date hereof or incurred hereafter (including, without limitation any lease obligations).

5.             Events of Default

Upon the occurrence of anyone or more of the following events (each, an “Event of Default”), the Lender at its option may declare all amounts due hereunder, including, without limitation, the entire unpaid principal balance of such Note and any accrued, unpaid interest thereon, to be immediately due and payable without notice or protest (both of which are hereby waived):

(a)                                The failure to make any payment of principal or interest due pursuant to the terms of such Note on or before the due date, which failure shall continue for a period of thirty (30) days;

(b)                               The failure to promptly, punctually, and faithfully perform or discharge any liability or obligation of the Borrower to the Lender, which failure shall continue for a period of thirty (30) days after written notice to the Borrower by the Lender;

(c)                                The material breach of any representation or warranty now or hereafter made by the Borrower to the Lender in any document, instrument, agreement, or paper;

(d)                               (i) The commencement by the Borrower of a voluntary case under 11 U.S.C. Section 101 et. seq. (the “Bankruptcy Code”) or any foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the consent by the Borrower to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case, under any such law, or (iii) the consent by the Borrower to the appointment of, or the taking of possession by, a receiver, trustee or other custodian for all or a substantial part of its properties, or (iv) the making by the Borrower of any assignment for the benefit of creditors, or (v) the admission by the Borrower in writing of its inability to pay its debts as such debts become due, or (vi) the death, discontinuance of business, dissolution, winding up, liquidation or cessation of existence by the Borrower;

(e)                                (i) The entry by a court of a decree or order for relief with respect to the Borrower in an involuntary case under the Bankruptcy Code or any applicable foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or dismissed within 60 days of the entry thereof, or (ii) the entry by a court of a decree or order for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other person having similar powers over the Borrower or over all or a substantial part of its properties;

(f)                                  A judgment, decree, writ, warrant of attachment or similar process in an amount equal to or exceeding $20,000,000 is entered against the Borrower or any of its assets, if such judgment, decree, writ, warrant of attachment or similar process is not adequately covered by insurance or has not been vacated, discharged, appealed from (with execution or similar process continuously stayed) within thirty (30) days of such judgment’s entry; or

(g)                                A breach by Borrower under the Collaboration Agreement, which breach shall continue unremedied for a period of thirty (30) days after notice to the Borrower by the Lender.

Upon the occurrence and continuance of any Event of Default hereunder, (i) the Lender may declare the principal balance of this Note to be immediately due and payable, provided however, in the case of an Event of Default described in paragraphs (d) or (e) above, all amounts payable by the Borrower hereunder, including, without limitation, the principal balance and all accrued interest on this Note, shall automatically become immediately due and payable, without notice, action or election by the Lender, and (ii) the Lender may enforce any other rights granted pursuant to this Note, any other document, or by applicable law. All of the rights of the Lender hereunder shall be cumulative and not exclusive, and each of which may be exercised singly, repetitively, in any combination, and in any order. The Lender’s rights and remedies hereunder may be exercised without resort or regard to any other source of satisfaction of any liabilities owing by the Borrower to the Lender. No inconsistency between the default provisions of this Note and any other agreement shall be deemed to create any additional notice, cure or grace period or derogate from the express terms of such provisions. Notwithstanding the foregoing, in the event of an Event of Default under paragraph (g) or an Event of Default under paragraph (c) involving the Collaboration Agreement, the Borrower shall not be entitled to any future advances under this Note, but any outstanding principal and interest shall not automatically become due and payable.

Upon the occurrence of an Event of Default, the Borrower agrees to pay on demand all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred or paid by the holder(s) hereof in collecting or enforcing such Note.

6.             Collaboration Agreement.

Lender’s obligation to advance any Loan pursuant to this Note shall be subject to any terms set forth in the Collaboration Agreement.

7.              Notices.

All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile or email transmission, (iii) sent by private courier service, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to BORROWER:	If to LENDER:
Sunesis Pharmaceuticals, Inc.	Biogen, Inc
341 Oyster Point Blvd.	14 Cambridge Center
South San Francisco, CA 94080	Cambridge, MA 02142

Attention: Chief Financial Officer	Attention: Chief Financial Officer
Tel: (650) 266-3715	Tel: (617) 679-2818
Fax: (650) 266-3506	Fax: (617) 6979-3112

All notices, requests and other communications hereunder shall be deemed to have been received either (i) if by hand, at the time of the delivery thereof to the receiving party, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by private courier, on the third (3rd) business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

8.             Miscellaneous

(a)                                If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements to any other relief to which such party may be entitled.

(b)                               The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure on the part of the Lender in exercising any right or remedy hereunder, and no single, partial or delayed exercise by the Lender of any right or remedy shall preclude the full and timely exercise by the Lender at any time of any right or remedy of the Lender hereunder without notice. No course of dealing or other conduct, no oral agreement or representation made by the Lender or usage of trade shall operate as a waiver of any right or remedy of the Lender. This Note contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes every course of dealing, other conduct, oral agreement or representation previously made by the Lender. In the event that any court of competent jurisdiction shall determine that any provision, or portion thereof, contained in this Note shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and the remaining provisions of this Note shall nevertheless remain in full force and effect.

(c)           None of the terms or provisions of this Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of both the Borrower and the Lender expressly referring hereto and setting forth the provision so excluded, modified or amended.  No waiver or forbearance of any of the rights and remedies of the Lender hereunder shall be effective unless made specifically in a writing signed by the Lender, and any such waiver or forbearance shall be effective only in the specific instance and for the specific purpose for which given.

(d)                               This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of principles of conflicts of law. The Borrower submits to the jurisdiction of the courts of the

State of Delaware and of the United States District Courts situated therein for all purposes with respect to this note.

(e)                                The Borrower hereby expressly, knowingly and voluntarily waives all rights to trial by jury in any action or proceeding arising out of, in connection with, or related to this note, including, without limitation, in connection with any defense, affirmative defense, counterclaim or the like asserted against the Lender.

(f)            Section and subsection headings are inserted for convenience of reference only and do not form a part of this Note.

(g)           Neither this Note nor any obligation hereunder may be assigned by Borrower without the written consent of Lender.

(h)           The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Note and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Note; and (iii) the terms and provisions of this Note shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Note.

IN WITNESS WHEREOF, the Parties have caused this Note to be executed by their duly authorized officers as of the date first above written.

SUNESIS PHARMACEUTICALS, INC.

By:	/s/ James W. Young
Name: James W. Young
Title: Chief Executive Officer

BIOGEN, INC.

By:
Name:
Title:

SCHEDULE A

Quarter Ending	Available to Borrow	Amount of Loan
March 31, 2003	$400,000
June 30, 2003
September 30, 2003
December 31, 2003
March 31, 2004
June 30, 2004
September 30, 2004
December 31, 2004
March 31, 2005
June 30, 2005

TRA 1739167v2